                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-78575



PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated September 22, 1999)

                            [LOGO] INTERNET HOLDRs

                       1,000,000,000 Depositary Receipts
                            Internet HOLDRsSM Trust

   This prospectus supplement amends and supplements certain information contained in the prospectus dated September 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by Internet HOLDRsSM Trust.

   The share amounts specified in the table on page 8 of the base prospectus shall be replaced with the following:

                                                      Primary
                                               Share  Trading
              Name of Company          Ticker Amounts Market
      -------------------------------  ------ ------- -------
      America Online Inc.               AOL      42*    NYSE
      Yahoo Inc.                        YHOO     13   NASDAQ
      Amazon.com Inc.                   AMZN     18   NASDAQ
      eBay Inc.                         EBAY      6   NASDAQ
      At Home Corp.                     ATHM     17   NASDAQ
      Priceline.Com Inc.                PCLN      7   NASDAQ
      CMGI Inc. (1)                     CMGI      5   NASDAQ
      Inktomi Corporation (2)           INKT      3   NASDAQ
      RealNetworks, Inc.                RNWK      4   NASDAQ
      Exodus Communications, Inc. (3)   EXDS      8   NASDAQ
      E*TRADE Group Inc.                EGRP     12   NASDAQ
      DoubleClick Inc. (4)              DCLK      2   NASDAQ
      Ameritrade Holding Corp.          AMTD      9   NASDAQ
      Lycos, Inc.                       LCOS      4   NASDAQ
      CNET, Inc.                        CNET      4   NASDAQ
      PSINet, Inc.                      PSIX      3   NASDAQ
      Network Associates, Inc.          NETA      7   NASDAQ
      EarthLink Network, Inc.           ELNK      2   NASDAQ
      MindSpring Enterprises, Inc.      MSPG      3   NASDAQ
      Go2Net, Inc.                      GNET      1   NASDAQ

-------
  *  Reflects previous stock split.
(1) On December 15, 1999, CMGI, Inc. declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on December 28, 1999. The shares of common stock will begin trading on a split-adjusted basis on January 11, 2000. At such date, the share amount of CMGI, Inc. represented by a round-lot of 100 Internet HOLDRs SM will be 10.
(2) On December 3, 1999, Inktomi Corporation declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on December 14, 1999. The shares of common stock will begin trading on a split-adjusted basis on December 30, 1999. At such date, the share amount of Inktomi Corporation represented by a round-lot of 100 Internet HOLDRs SM will be 6.
(3) On November 19, 1999, Exodus Communications, Inc., effected a two-for-one stock split on its common stock by means of a stock dividend. On December 14, 1999, shareholders received one additional share for every share they owned of record on November 20, 1999. The share amount of Exodus Communications, Inc. represented by a round-lot of 100 Internet HOLDRs SM is 8.
(4) On December 20, 1999, DoubleClick Inc. declared a two-for-one stock split on its common stock to be effected by means of a stock dividend to shareholders of record on December 31, 1999. The shares of common stock will begin trading on a split-adjusted basis on January 10, 2000. At such date, the share amount of DoubleClick Inc. represented by a round-lot of 100 Internet HOLDRs SM will be 4.

   The stock prices in the tables set forth in Annex A of the accompanying prospectus have not been and will not be, adjusted to account for any stock splits.

   The date of this prospectus supplement is December 23, 1999.